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                                                                       Exhibit 5


Trigon Healthcare, Inc.
2015 Staples Mill Road
Richmond, Virginia 23230

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Trigon Healthcare, Inc. (the "Company") in connection with the registration of 2,750,000 shares of Class A common stock, $0.01 par value, ("Common Stock") reserved for issuance pursuant to the Trigon Healthcare, Inc. 1997 Stock Incentive Plan and the registration of 16,000 shares of Common Stock under Certain Options Granted to Directors of Trigon Healthcare, Inc., I am of the opinion that the Common Stock, when issued and paid for in accordance with the terms and provisions of the Plan and Options, will be duly authorized, legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Virginia, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plan.

This opinion is rendered to you in connection with the issuance of common stock and is solely for your benefit. The opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


Very truly yours,


/s/ McGuire Woods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
September 14, 2000